Exhibit 99.2

[CLIR] ClearSign Technologies

Q3 2023 Earnings Conference Call

Tuesday, November 14, 2023, 5:00 PM ET.

Officers and Speakers

Matthew Selinger, Firm IR Group

Brent Hinds, Chief Financial Officer

Jim Deller, Chief Executive Officer

Analysts

Eric Gruskin, Private Investor

Robert Kecseg, Las Colinas Capital Management

Jeff Feinglas, Private Investor

Brad Van Dooker, Private Investor

Presentation

Operator: Good day, and welcome to the ClearSign Technologies Third Quarter 2023 Conference Call. (Operator Instructions). After today's presentation, there will be an opportunity to ask questions. (Operator Instructions). Please also note that this event is being recorded today.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead, sir.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation Third Quarter 2023 Results Conference Call. During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2022 Annual Report on Form 10-K and a quarterly report on Form 10-Q for the quarterly period ended September 30, 2023.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

On the call with me today are Jim Deller, ClearSign's Chief Executive Officer, and Brent Hinds, ClearSign's Chief Financial Officer.

So at this point in the call, I would like to turn the call over to CFO Brent Hinds. Brent, please go ahead,

Brent Hinds: Thank you, Matthew, and thank you to everyone for joining us here today. Before I begin, I'd like to note that our financial results on Form 10-Q were filed with the SEC earlier today after the market close.

With that, I'd like to give an overview of the financials for the third quarter of 2023. The company recognized $85,000 in revenue during the third quarter of 2023 compared to $324,000 for the comparable period in 2022. Revenues recognized year-to-date in 2023 were $1.1 million compared to $324,000 for the same period in 2022. The increase in year-over-year revenues were driven in large part by our two ongoing California process burner refinery projects.

Now I'd like to shift our focus from revenue to cash. Our net cash used in operations for the quarter-ended September 30, 2023, was approximately $1.3 million compared to approximately $900,000 for the same period in 2022. This $400,000 year-over-year increase was driven by project execution costs related to our California refinery projects.

As noted in prior conference calls, many of our contracts are set up so as to allow us to collect meaningful amounts of cash before we recognize revenues. As we continue to work through these contracts, we will hit contract milestones in the coming months that will allow us to collect more cash from our customers.

Now turning focus from cash to the income statement. Our net loss for the third quarter in 2023 was approximately $1.3 million, which is essentially the same for the comparable period in 2022. Our year-to-date net loss for 2023 was approximately $4.2 million, which is approximately a $200,000 decrease year-over-year compared to the prior year. This year-over-year decrease was predominantly due to our change in gross profit, which improved due to sales volume.

As of September 30, 2023, we have $7.2 million in cash and cash equivalents, with 38.6 million shares of common stock outstanding.

And with that, I'd like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. As always, I'd like to thank everyone for joining us on the call today and your interest in ClearSign. On today's call, I will review our business segments, changing our usual order, and I will start with boiler burners first this time. And at the end of this, I will touch on China since boiler burners are our main product line there. Following that, I'll move on to process burners, which will include both what I will call typical process applications and also an update on high hydrogen projects and developments.

Before I start, I have a couple of more general items I'd like to address. Firstly, I want to personally extend my thanks to Board member, Gary DiElsi, who has just stepped down. Gary called me early Thursday last week to pass on his regrets that he has had some unavoidable time commitments arise, and unfortunately, he will not be able to continue his service to ClearSign as a Director. On behalf of myself and the other Directors, I want to pass my gratitude for his engagement and advisory and help. And we do wish him the best in the future.

The second item is to make you aware of some work completed by a third party that will be of interest. This report was published by the consulting company ICF for the California State Gas Emerging Technologies or GET Program, titled Market Assessment of Emerging Ultra-Low NOx Burner Technologies dated August 11, 2023. And that gives a comparison of the latest burner technologies and features ClearSign prominently, both our process burner and boiler burner technologies. Our boiler burners are also identified under the Rogue brand name.

So a few quotes to report findings include, "Unlike other burner manufacturers who have tweaked a regular burner to get ultra-low-NOx levels, ClearSign's burner has been purposely developed to be ultra-low-NOx from the beginning, and therefore, have tremendous operational flexibility." And then in a section reviewing the ClearSign Rogue boiler burner, the quote, "This boiler burner using the ClearSign core technology has exceptional flexibility for controlling NOx emissions." During the site visits, we were able to tweak the burner to operate close to sub-1 PPM NOx. We have put a link to this report on the home page of our website.

Now turning to our product lines, I will start with boiler burners first, as said on this call, because we have completed some significant work behind the scenes and want to give this some extra attention. We have previously discussed our first three boiler burner sales, two into California and one into Texas. These are meaningful as they will be our first commercial deployments in the field. We actually have four deployments. As for the first sale, we deployed the 500 horsepower rental boilers from our partner, California Boiler. This rental boiler was set up, and some of you may have seen our posting on LinkedIn regarding this.

The first boiler burner sale was for a global medical and business waste services company, and was in conjunction with our partner, California Boiler, into the San Joaquin Valley Air Pollution Control District of California. This burner was shipped down to California, is now installed and after some delays outside of the scope of ClearSign or California Boiler, finally started up last week. This unit is now in operation.

Formal third-party verification of the NOx performance has not yet been completed, But our preliminary numbers indicate that less than 4 parts per million are being achieved, and we have the capability to reduce this further if needed.

The second boiler burner sold into the California market was to a national provider of recycling services to the food production and restaurant industries, and will be installed in combination with a new boiler. This was sold as a package with our partner, California Boiler, into the San Joaquin Valley Air Pollution Control District of California. The installation is part of recycling plant upgrade that will increase energy efficiency for one of this customer's nationwide sites.

The new burner and new boiler are both shipped and in California awaiting installation. This new boiler and burner is part of an upgrade of this customer's operations. And it's our understanding that the new building into which this boiler will be installed is currently under construction.

We believe we are truly resetting the bar for boiler burners. This burner is larger at 1,200 horsepower and is in the size range requiring sub-2.5 part per million NOx emissions, a capability that we believe is unique to ClearSign burners. All other solutions require the inclusion of an SCR and associated capital costs and ammonia handling that go with them. It's also worth noting that the new boiler for this site is being supplied by Hearst, the largest manufacturer of 5G boilers in the United States.

The third boiler burner sale was into Texas, where after California, we anticipate the Texas Gulf Coast region will be the next large market for us. This sale was to a chemicals company and the first into the industrial chemicals sector. This is unique in the fact that this is our first application of our boiler burner technology into a non-boiler heater and very importantly, our first sale to a heater manufacturer, who has included our burner as their chosen solution to meet their customers' needs. This burner has been installed and actually run, enabling us to collect preliminary NOx data significantly below the required 5 parts per million permit level.

The unit is not yet in full operation, but we anticipate that it will be in the coming weeks, and in doing so, will provide a valuable reference for us in this important Texas Gulf Coast region. This installation, in particular, is receiving significant attention. Specifically, we believe that this opportunity will enable us to quote new heaters once this burner is fully operational.

Further, this sale is to a heater manufacturer who has also provided the boiler burner and boiler package to our end-user customer in Texas, who will now have firsthand experience of the efficacy of ClearSign burners, and the competitive advantage that they provide for them, which we believe will result in even more sales, both for the heater manufacturer and us. In fact, just this past week, we were asked to quote for two other projects that this customer is chasing.

Over the last couple of months, we've made some significant, albeit subtle, changes to the marketing and branding of our Rogue burner product line. For those of you who follow us closely, you will start to see references to Rogue NZN, Rogue S5 and Rogue S9 burners. This is the result of market segmentation and assessing what is needed to be competitive in different regions. And what I'm excited about is developing an offering that we believe will be competitive throughout the United States and beyond, significantly expanding the customer base that we can pursue today.

For anyone new, and to avoid confusion, Rogue is the name given to the boiler burner built with our ClearSign core burner body and the fuel gas controls and equipment, which are provided by Rogue Combustion, a subsidiary of our partner, California Boiler. Rogue NZN, an abbreviation of Near Zero NOx, is our high-end fully capable burner provided with NOx emission guarantees at 2.5 parts per million or below, (indiscernible) in boilers over 500 horsepower in the Valley District of California. And we anticipate other regions of California, including the Los Angeles region, in the future.

In this segment, our competition is a [cathodic] unit back-end cleanup system, which is a much more capital and operationally-expensive alternative. The S5 version is a simplified ClearSign core burner and a simpler control system, modified to provide a superior offering in a segment where there are some alternative burners available, albeit with hit-and-miss results, low operating efficiency and higher maintenance needs. This burner and the sales materials are focused on our California customers and particularly, 5G boilers smaller than 500 horsepower. The S9 version is targeted at all regions outside of California.

The main difference between the S5 and the S9 is the sales channel and promotional strategy, as the competitive landscape is different. I appreciate that these distinctions may seem subtle, but this approach leads to the development of sales channels targeted to these distinctly-different markets and customers.

On our last call, we introduced Tina Unachukwu, who has just joined us as Director of Customer Relations and Business Development. Tina was instrumental in orchestrating the aforementioned rebranding and segmentation. Driving changes like this through takes focus, management and experience, and I'm very pleased to have Tina work with us and with California Boiler to bring this revision into practice together. This has truly been a collaborative project.

While I do not have any actual orders to report today, we already have seen traction with customers in two states outside of California and Texas, and in addition, have been notified that we have been identified as the favorite supplier for a new multi-burner project in California.

For some detail, one of the attributes identified in our segmentation project was the ability to provide a sub-5 ppm or sub-9 ppm burner, and then provide a simple upgrade to enable our customers to comply with a future 2.5 ppm requirement should that be needed without a major change-out of their equipment. This capability was specifically referenced in our proposal and also in the feedback asked back to us by this customer when explaining why they selected the ClearSign Rogue offering. I look forward to letting you know as these opportunities are brought to fruition.

Now a quick update on our work in China. We are in the commissioning phase of our 500 horsepower demonstration unit there in China. This has admittedly taken longer than we originally anticipated, due to the time required to get some final components fabricated. But we do believe we are in the final stages and look forward to being able to coordinate the formal visit from the Chinese officials to demonstrate the burner operating to its full performance range. I anticipate that this will be around the end of the year or very early 2024.

Please note all boiler burner companies, domestic and foreign, need to go through this government burner certification process in order to be allowed to sell burners in China.

The regulations in China continue to push the reduction of emissions. China's National Development and Reform Commission issued guidance in 2023 to accelerate the retrofit of equipment to further improve energy savings, CO2 and harmful emissions. We continue to have good engagements with the government at local levels. In particular, we continue to work with administration in [Shenzhen] and promote our joint capabilities with Shuangliang. We have similar engagements in Tangshan, and in general, have engaged in strategic outreach to major industrial parks in Suzhou, Nantong and Tianjin.

Now, switching to process burdens. The last time we spoke, and at the start of this quarter, we had just received the award of $1.6 million for the Phase II SBIR grant from the Department of Energy for a 100% hydrogen low NOx burner. This grant follows the previous Phase 1 grant for $250,000, which was for the proof-of-concept work. As we discussed, the second grant is for up to 2 years and will fund the development and commercialization of a full range of burners that will enable the control of NOx emissions to the levels required to control ground-level ozone in critical polluted areas. These burners will coincide with the adoption of the new hydrogen economy and the use of hydrogen fuel for industrial heating.

The anticipated outcome is to achieve reductions in the industrial emissions of both carbon dioxide and nitrogen oxides, or to enable our customers to transition to hydrogen or hydrogen fuels within the constraints of their current operating permits.

As we have highlighted previously, the current available solutions are able to reduce CO2 through the burning of hydrogen in place of hydrocarbon fuels, but the byproduct is much higher NOx. Our novel burner enables down to zero CO2 by burning pure hydrogen and creates NOx emissions so low, that they compete with SCRs in the low-single-digit parts per million range.

Phase 1 saw the completion of demonstration of a prototype process burner to successfully integrate with hydrogen and hydrogen blending, while maintaining NOx below 5 parts per million. Phase II will entail scaling up the size of the burner from 2 million BTUs per hour up to 8 million BTUs an hour and deploying it in real-world commercial industrial settings where high heat is required over the next 2 years. The design of the first burner, the second phase is done, and we are in the process of scheduling for fabrication and testing. This is anticipated for early 2024.

We did mention on the last call that we are seeing interest from additional parties regarding our hydrogen technology. And on the heels of this, we announced on September 20 a collaboration with Southern California Gas Company, or so SoCalGas, for additional funding as well as other support for this project. SoCalGas has pledged $500,000 to the project with the objective of promoting the installation of our hydrogen-capable ClearSign Core burn technology into their client space in Southern California.

This latter part, the support of the field demonstration, is vital as they will help us find and select demonstration sites from their client list, so that we can get the technology into the field; and of course, for SoCalGas, so they can prepare their customers to receive the hydrogen fuels from the infrastructure that SoCalGas is developing and continue to operate within their environmental permits.

SoCalGas is an exciting partner, as they have focused on clean energy innovations designed to decarbonize hard-to-electrify sectors of the economy. This is a segment that is the focus of most hydrogen projects, and in this case, a key component of the efforts to help California achieve net zero by 2045. To that end, SoCalGas is working to develop Angeles Link, a proposed green hydrogen pipeline system that could deliver hydrogen to the Los Angeles region, a project which could be the nation's largest green hydrogen pipeline system.

On top of our collaborative focus on a hydrogen fuel process burner, we have been able to present to them our other existing products in our portfolio like our Ultra-Low NOx boiler burners. In turn, SoCalGas has set up meetings and made introductions enabling us to present our technology and business to opportunities to not only a significant number of their customers, but also their peers in other regions and other technology-development organizations largely funded by these large utilities.

It is an exciting opportunity to be able to leverage our collaborative relationships with SoCalGas, and get in front of the customers that rely on them for their fuel. We hope to grow and foster this relationship by bringing products into the market that can help companies like SoCalGas meet their forward-looking mandates by providing their customers access to our boiler and process heater technology.

Turning to the projects in our pipeline. We have two multi-heater multi-burner orders that we are processing. The second of these two orders is actually on the tighter schedule. As a quick reminder, this order is for the burners to fit into two different existing heaters. The order, which we received back in May of this year, includes 13 burners in total. The factory performance test for the first of these two heaters went very smoothly and was completed mid-October. These burners are now in the manufacturing process, and they're due to be shipped and installed this year.

The performance test for the second of these heaters is underway this week, and these burners are scheduled to be installed early after the New Year. And if you recall, due to our contract structures, these are the events that will trigger significant revenue recognition. We are anxious to get this order completed, because as some of you may recollect, this order is a repeat order from a customer who was an early adopter of our technology in Southern California.

Additionally, as we have mentioned and is very important, this customer came back to ClearSign after initiating an alternative option to install a traditional selective catalytic reduction or SCR, NOx control system, and inherent complexities associated with such a system. We believe that successfully completing this project will make a powerful statement for ClearSign, significant to both our customer base and also the regional air regulators. One feature of this installation is that the burners will operate on fuel with a very high concentration of hydrogen. This feature is included in the factory testing protocol.

The other 20 burner California project is also progressing, but on a less tight timeline. As we indicated previously, the final witness testing went as planned. At this time, we do not have confirmation whether the site shutdown, during which these burns will be installed, will be undertaken in 2024 or 2025. It's dependent on our clients' plans and scheduling. Bear in mind that there are a lot of activities included in these refinery shutdowns, so the planning process is complex and dependent on many factors. We will be able to invoice and receive payment upon delivery of the burners, and only a small part of the purchase order will remain until installation.

As we have stated before, the burners used in this witness demonstration are not part of the final production run, but will not be included in the shipment to California. These burners will be kept for demonstration purposes for potential customers and stakeholders. We have customer demonstration events planned for the coming months.

Beyond these projects, we do see a growing pipeline and encouragingly, a growing interest from customers in the Texas Gulf Coast region. As we have said in the past, we very much believe that a lot of the industry is watching these larger multi-burner orders. And when in the field and operational, we anticipate that being able to refer to these operational units, will give other customers who may be on the fence, who are not fully considering us at this time, the confidence that they need to include ClearSign when assessing their options for future burner upgrades, or a more cost-efficient alternative to installing an SCR.

Most recently, on November 7, just last week, we issued a press release announcing that Matthew Martin has joined ClearSign as Chief Technology Officer. I want to give some insight into who he is and his role at ClearSign. I'm sure for anyone in the fire equipment industry, Matthew Martin needs no introduction. But for those who are not, Matthew is one of the leading and recognized technical experts in this field.

He has spent his entire career in the field of fire equipment and energy systems, covering the technical development (indiscernible) particularly computer-based modeling and predictions required to do so. He also has a strong background in assessing the refining and related energy equipment markets and opportunities to deliver value to customers through improving the technology available.

I have known Matt for over 20 years, and worked with him for most of that time. His combination of technical excellence and creativity, combined with his market and business acumen, is exceptional. While at Honeywell, he had the rare distinction of being appointed an engineering fellow in recognition of his extraordinary contributions. There are more details of his background and accomplishments in the press release for anyone who did not see it. I am very excited to have Matt join us. It is very encouraging to have someone of his stature in the industry, redirect their career and join us at ClearSign.

We already have a very strong technical team at ClearSign with world-class talent supporting all our product lines, So I want to talk a little about his new role. Everyone at ClearSign wears multiple hats, and as you would expect in the company of our size, our working protocol is very collaborative and responsive, as opposed to being formal and rigid. So Matt's input and expertise will be additive across all our products and projects. But Matt's objective is to focus on the growth of ClearSign. As an example, taking our Texas chemicals installation, where we have a boiler burner successfully installed in a new process heater and extrapolating that capability into applications in different types of heaters and other fired equipment and adapting the burner to operate in more diverse operating regimes.

At a higher level, his objective is to efficiently simulate the customers' needs, business opportunities and technical possibilities to meaningfully expand that business. And to achieve these outcomes takes focus, resources and, in particular, talent.

Take a step back and look at ClearSign more generally. The recent additions of Tina Unachukwu, bringing her considerable sales management and business development talent to ClearSign, and now Matthew Martin, with his opportunity-focused technical expertise in addition to, I believe, is a truly world-class talent we already have in the team of ClearSign, provides ClearSign with a very strong capability to expand our offerings beyond the progression of our current low-emission burner technologies. I'm very optimistic and looking forward to the future opportunities for ClearSign.

Looking forwards, there are key events on our horizon. The most immediate will be the installations and startups that are so important to our sales growth. We have the 300 horsepower, 5 parts per million burner in California, commissioned last week, now awaiting independent emissions verification. We have the 500 horsepower boiler burner and a process heater on a chemicals plant in the Texas Gulf Coast, just waiting on the replacement of a component in the piping system outside of our supply, and with opportunities to quote several other process burners waiting on that performance verification.

And very significantly, the installation and startup of a 1,200 horsepower sub-2.5 parts per million boiler burner in the San Joaquin Valley Air Pollution Control District of California. And the installation and startup of the two process heaters at California Refinery anticipated next month and early 2024. These startups will transform our installed base and reference list.

We have sales opportunities to progress in both boiler burner and process burner product lines, and both in and out of California. And I'm particularly eager to develop our opportunities enabled by our recent boiler burner product line segmentation project.

Longer term, I'm very much looking forward to working with Matthew Martin, engaging with an extensive industry network, and promoting our products into diversifying opportunities.

With that, I'd like to open up the call for questions. Please, Operator?

Questions and Answers

Operator: We will now begin the question-and-answer session. (Operator Instructions). Eric [Gruskin], Private Investor.

Eric Gruskin: Good day, Dr. Deller. You talked a lot about process burners and boiler burners, but can you also talk about the prospects for the fire tube product, the flame cameras, and the new hydrogen fuel burners? And perhaps you could rank those in terms of sales capacity?

Jim Deller: Certainly. And I can give some more color around those and some clarification. So I'll start the boiler burners. You mentioned the fire tube. The fire tube is the smaller range of the boiler products. Basically, the boilers or the boilers that we address fit into two types. There's water tube, which tend to be the larger end of the range, and the fire tube boilers, which are typically on the smaller end of the range, and they are the main focus of our sales at this time. The boiler burner products are sold in collaboration with our partner, California Burner or Boiler, and branded as the Rogue burner. And those are actually the subject of the segmentation project that I referenced that we worked with California Boiler.

So in terms of the immediate sales opportunities, I think that has to be the one that I would focus on most from the outside. The response we have to that segmentation project and making these products relevant to now all areas of the United States, both within California and outside. And the response that we've seen to date in the very short time since our project was rolled out, definitely made that a major focus for us. We have two major product lines; one is that boiler burner line and the second is the process burners.

The immediate startups that I referenced, the one that was started last week, there's another just waiting on one component down in Texas. It's actually in a process heater and a much larger boiler burner due to be started up around the end of the year. Those are all of that fire tube boiler burner product line.

And then the indications we've got from customers following the segmentation of ClearSign being favorably seen amongst the other bidders for other projects in California also resulting from that segmentation. So of those who mentioned, I really would focus on the fire tube boiler burners, longer term -- and obviously, we're all watching the (indiscernible) economy and the development of the hydrogen pipelines and the introduction of hydrogen into fuel gas systems, and that has got enormous potential.

And just to try to emphasize that, one, of course, is the customer is burning hydrogen and needing equipment to burn hydrogen. But what may be the bigger influence for us is whenever you add hydrogen to a typical fuel gas, even in a smaller percentage range in the region of 15% to 20%, has been discussed, that has a very large influence on the NOx created. You may put the NOx up by 40% to doubling the NOx, so if a client is operating currently just under their NOx permit, introducing the hydrogen in that fuel gas is going to put them over their permit levels and require them to address that.

And we really believe the most efficient way to address that is to put in a new, much lower NOx-creating burner, which we have and we are promoting as the ClearSign products. That is the focus of not just the project we mentioned with the SBIR grant, but also the reasons for promoting the ClearSign boiler burners.

The last topic you mentioned was the ClearSign sensor. I know you (indiscernible) what we have is a sensing technology that's unique. Our biggest prospects for that -- we have a partner company called Narion based out in Seattle. And Narion was the recipient of a government grant recently, which we announced, of $250,000 to develop a sensor that will control the steam flow to industrial flares. That's a very big -- a big need in that market and Narion is also pursuing many other opportunities. These are longer range and further out, but I really believe there's great potential in the work that Narion is completing as well.

Eric Gruskin: Okay. Thank you very much.

Operator: (Operator Instructions). Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: I was wondering about the cash flow and the dilution with the $7 million that's shown on the balance sheet at the end of the quarter, and the anticipation of these orders flowing some cash in. Do you believe that we'll get into the next calendar year before you need any more public financing?

Brent Hinds: Yes, thank you for the questions. Our balance sheet, we thought, is healthy right now, we're comfortable with it. We have projects that we're working on and cash coming in from those projects, and cash to come from those projects.

Robert Kecseg: Yes.

Jim Deller: Bob, just to add some color to that, right, I know everyone's watching the revenue. But specifically, the projects that drive the revenue are exactly the ones we're talking about. The revenue is recognized on significant milestones, but typical milestones will be the -- by the delivery and the startup of burners. We've got the three boiler burners we talked about today, and also the testing of the installation of the process burners. There are some significant projects that are happening in these next few months that will trigger the milestones typical to lead to the revenue recognition.

Robert Kecseg: Good, good. So that'll give us some runway to go. That sounds good. Okay. Thank you.

Operator: Jeff Feinglas, a Private Investor.

Jeff Feinglas: Jim, I was hoping you could expand a bit on China, and specifically, you mentioned the prospects of relatively soon getting certification for the 5G boiler. But what are the next steps after that as far as sales? Maybe it's too speculative at this point, but could you speak on that?

Jim Deller: Hey, Jeff, yes. So certainly, I can; I appreciate the question. I would just preface this, but obviously at this time, I will tell you what I see, but this is very speculative. As I mentioned, we are in the process of completing the run-in soon to be followed by the government certification of the 500-horsepower 5G boiler burner in California. But Jeff, I know you've been following, but for those that haven't, one of our key strengths in China is our partnership with what may be their biggest 5G boiler manufacturer in China called Shuangliang. This is a truly enormous company, and their interest in ClearSign, and what we've agreed through our alliance with them, is to provide what we're calling an integrated boiler burner package into the Chinese market. So we have a truly national-scale Chinese boiler manufacturer developing a product, incorporating the ClearSign burner to achieve the new low NOx requirements that are being rolled out by the Chinese government.

In recent years, we've seen a shift in China, and the regulations are being rolled out now in the heavily-industrialized regions of China; whereas previously, the focus was on the northern regions, especially around Beijing, where the air was notoriously bad and focused on the district heating. That is still in place, but this new development is in the industrial cities. In the call, I mentioned Shenzhen and Suzhou, Nantong and Tianjin; these are all very large industrial regions within China. These industrial regions are heavily populated with 5G boilers, and they are not a seasonal heating. This is industrial heating that's used year-round.

The local governments are driving the NOx levels down in these regions. And being able to partner with a Chinese company like Shuangliang, which is very prominent within the Chinese market; and then along with them, the outreach to the local governments in those areas and to the industrial parks. And to me, it's a really exciting opportunity. I don't have any details to report, but that is the path that we're following and the sales pursuits that we are undertaking as we complete the certification of this larger 500 horsepower boiler burner.

Jeff Feinglas: All right. Thank you on that; thank you for that, appreciate it.

Operator: Brad [Van Dooker], a Private Investor.

Brad Van Dooker: Hi, Dr. Deller. My question is, as a long-term investor, is the market cap of the company and the fact that the stock prices remain really low, and we can't seem to turn the corner on it or maintain anything with it. What are your thoughts on getting the stock price up, the shares up and the interest up, where investment is up?

Jim Deller: Brad, I really can't comment on the share price and what people pay, that's not really in our control. But we're obviously in control of the progress of the company and the news that flows out. I can reinforce [my side], and hopefully, for everyone, the absolute importance of getting the reference projects out into the market, and having the equipment in the field for our customers to see and to give them confidence in placing those orders. And I know I've said that before, but let me give you a bit of color.

Just this past week, we started up the 300-horsepower 5G boiler project in California. In that same week, we have already had one customer contact our sales team with California Boiler, and go and visit that boiler to look at it as a reference in preparation for them making plans for their NOx control equipment in California. So it's absolutely critical to get this equipment out. We have two boilers starting up in California this year, or the big one may be rolling slightly into next year. We've got one down in Texas that we have process burner quotes, or requests for quote, been waiting to come to us on that burner startup. And in addition, the heater manufacturer who manufactured that heater has already come back to us and asked for quotes for two more burners for projects that they are chasing.

So when you ask -- I know everyone is looking forwards and looking at the development. I just cannot stress from my perspective, how important getting these units out into the field are. And then it's absolutely our job to leverage that, right, to do (indiscernible) like we have for the segmentation to get, right, people like Tina and Matt on board, and to really focus on the growth of ClearSign, so we can leverage that installed base and finally show the world what ClearSign products can do.

Brad Van Dooker: Yes, I can remember when the boilers first came out, that there was -- I think you quoted in the 50s, the number of inquiries into it, but we didn't have any out and installed. So do you think now that we're getting installation, that we'll start seeing things come across the finish line with orders?

Jim Deller: I truly believe so, Brad. And based on what we've seen just this past few months, both with the segmentation project that I talked about, and the targeting and the interest in that, and then just -- right, just seeing people want to see the equipment installed. Just an example is the reference that I quoted this past week of the customer immediately coming and asking to see the 300-horsepower burner in operation up. And to my background, my previous background in the process burner industry, where the clients always ask what was your reference list. So for us to finally be putting our references together, I believe, is absolutely key for us.

Brad Van Dooker: Okay. Thank you. I think the encouraging thing for me is that I have not seen a failure in a product that, once it's been installed, that a customer has had to withdraw or anything. Everything has been successful. So I think as an investor and a long-term believer in the company, it's just frustration that things aren't picking up faster, but I understand patience. Thank you.

Operator: And this concludes our question-and-answer session. I'd like to turn the conference back over to Jim Deller for any closing remarks.

Jim Deller: Thank you, everyone, as always, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking with you on our next earnings call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.